Exhibit 99.1

News Release
Babcock & Wilcox Enterprises Reports Second Quarter 2025 Results
•31% increase in Global Parts & Services revenues compared to the second quarter of 2024, due to increased baseload generation usage and demand from artificial intelligence and data centers
•Net Loss from Continuing Operations of $6.1 million
•Adjusted EBITDA including Diamond Power International of $21.6 million was 76% greater than street expectations of $12.3 million
•Adjusted EBITDA from Continuing Operations without Diamond Power International was $15.1 million
•Through a combination of asset sales, debt reduction and improved cash flows, the company has alleviated the previous doubt about continuing as a going concern
•Continuing Operations Backlog of $418.1 million in the second quarter, a 49% increase compared to the same period of 2024
•Closed the sale of Diamond Power International for $177 million in gross proceeds which is approximately under 8 times Adjusted EBITDA

Q2 2025 Continuing Operations Financial Highlights

–Revenue of $144.1 million, compared to revenue of $151.4 million in the second quarter of 2024
–Global Parts & Services revenue of $64.8 million, compared to Global Parts & Services revenue of $49.3 million in the second quarter of 2024
–Operating income of $8.1 million, compared to an operating loss of $4.4 million in the second quarter of 2024
–Net loss from continuing operations of $6.1 million, compared to a net loss of $20.1 million in the second quarter of 2024
–Loss per share from continuing operations of $0.10, compared to a loss per share of $0.26 in the second quarter of 2024
–Adjusted EBITDA of $15.1 million from continuing operations, compared to adjusted EBITDA of $8.0 million in the second quarter of 2024. Adjusted EBITDA of $17.0 million, excluding BrightLoop™ and ClimateBright™ expenses, compared to $10.5 million in the second quarter of 2024

First Half 2025 Continuing Operations Financial Highlights

–Revenue of $299.9 million, compared to revenue of $292.3 million in the first half of 2024
–Global Parts & Services revenue of $131.9 million, compared to Global Parts & Services revenue of $105.1 million in the first half of 2024
–Operating income of $8.4 million, compared to an operating loss of $3.5 million in the first half of 2024
–Net loss from continuing operations of $20.1 million, compared to a net loss of $38.2 million in the first half of 2024

–Loss per share from continuing operations of $0.28, compared to a loss per share of $0.51 in the first half of 2024
–Adjusted EBITDA of $21.2 million from continuing operations, compared to adjusted EBITDA of $10.8 million in the first half of 2024. Adjusted EBITDA of $24.7 million, excluding BrightLoop™ and ClimateBright™ expenses, compared to $15.0 million in the first half of 2024

(AKRON, Ohio – August 11, 2025) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced results for the second quarter of 2025.

"B&W is in a unique position to capitalize on the growing demand for base-load generation in North America and across the world," said Kenneth Young, B&W Chairman and Chief Executive Officer. "The increasing need for power and electricity fueled by demand from artificial intelligence, data centers and expanding economies are key drivers for growth across our broad range of technologies. Our utility and industrial clients are continuing to increase capacity utilizing our core technologies, driving increased revenues for our base business while they continue to evaluate opportunities to further augment their power generation capacity with biomass, hydrogen and natural gas. With the rising energy demands in the United States, fossil fuel plants with longer plant life cycles are continuing to increase their baseload power generation, making it imperative that they operate efficiently and reliably. We believe this extended demand continues to position us for sustained success across our higher-margin Global Parts and Services businesses and provides B&W with a strong outlook for the second half of 2025 and beyond."

"We delivered strong operating results in the second quarter, displaying continued core business momentum and significant margin improvement as Adjusted EBITDA significantly outperformed Company and Consensus expectations. Our growing backlog, which was 49% higher compared to the same period last year, benefited from increasing demand across Thermal projects, upgrades and construction, given higher baseload generation demand in North America. Our core parts, services and construction businesses continued to excel in the second quarter, and we anticipate further seasonal strength through the second half of 2025 with tailwinds from the rising global energy needs fueling demand for our offerings."

"With our significantly improved balance sheet, resolution of certain conditions that previously raised substantial doubt about the Company's ability to continue as a going concern and reduced debt, we believe we are well-positioned to win new plant conversions, plant upgrades and behind-the-meter data center projects in North America and beyond. We’re also seeing increasing activity for our BrightLoop™ technology – both for steam generation and hydrogen production – that can produce energy with lower costs and expenditures. Our unique technology, which is capable of supporting utilities and industries with low-cost hydrogen and steam generation while capturing CO2 demonstrates the spirit of innovation and strong engineering capabilities that have driven B&W throughout its history and we believe will be the foundation of our growth strategy for years to come,” Young added. "Our investments across our ClimateBright suite of decarbonization technologies to support the world’s energy transition are progressing well."

"We are seeing strong global demand for our diverse portfolio of technologies and continue to make progress in converting our $7.6 billion global pipeline of identified project opportunities into bookings, as displayed by our strong base business and backlog results this quarter. We expect industry tailwinds and generation demand to continue to increase in the coming years, and we believe these tailwinds, coupled with our higher margins and improved cash flows, provide a strong foundation for B&W to grow in 2025 and beyond."

“Recently, we completed the previously announced sale of Diamond Power International for gross proceeds of $177 million, which further improves our balance sheet and reinforces the value of our underlying assets as we re-capitalize our businesses going forward," Young added. "The proceeds of the Diamond sale allow us to continue to pay down our existing debt obligations. Additionally, during the quarter we entered into private bond exchanges with a limited number of noteholders. These exchanges will help to reduce our annual interest expense by $1.1 million annually, while reducing outstanding debt and extending debt maturity to 2030. This resulted in $131.8 million of the Company’s outstanding Senior Notes due 2026 being exchanged for $100.7 million in newly issued 8.75% Senior Secured Second Lien Notes due 2030. We remain intently focused on our strategic vision and continue to explore the sale of other non-strategic assets, as well as potential refinancing options to reduce our current and long-term debt obligations."

Q2 2025 Continuing Operations Financial Summary

Revenues in the second quarter of 2025 were $144.1 million versus revenues of $151.4 million in the second quarter of 2024. The decrease is primarily driven by timing of closing and start of a select few large projects. Global Parts & Service revenue in the second quarter of 2025 was $64.8 million compared to revenue of $49.3 million in the second quarter of 2024. This considerable improvement is primarily due to the increasing need for electricity from fossil fuels driven by the demand from artificial intelligence, data centers and expanding economies. Operating income in the second quarter of 2025 was $8.1 million, compared to operating loss of $4.4 million in the second quarter of 2024. The increase is primarily driven by lower project volume which leads to lower costs needed to complete certain projects. Loss in the second quarter of 2025 was $6.1 million, compared to a loss of $20.5 million in the second quarter of 2024, driven by the improvement in the operating income results noted above. Loss per common share in the second quarter of 2025 was $0.10 compared to a loss per common share of $0.26 in the second quarter of 2024. Adjusted EBITDA was $15.1 million, an increase compared to $8.0 million in the second quarter of 2024. Reconciliations of net income, the most directly comparable GAAP measure, to Adjusted EBITDA for the Company's segments, are provided in the exhibits to this release.

First Half 2025 Continuing Operations Financial Summary

Revenues in the first half of 2025 were $299.9 million versus revenues of $292.3 million in the first half of 2024. The increase is primarily driven by larger Global Parts & Services volume, offset partially by timing of lower large project volume in B&W Environmental. Global Parts & Services revenue in the first half of 2025 was $131.9 million compared to revenue of $105.1 million in the first half of 2024. This improvement is primarily due to the increasing need for electricity from fossil fuels driven by the demand from artificial intelligence, data centers and expanding economies. Operating income in the first half of 2025 was $8.4 million, compared to an operating loss of $3.5 million in the first half 2024. The increase is a result of revenue as described above and gross profit, which increased due to the improvement in cost of operations in product mix. Loss in the first half of 2025 was $20.1 million, compared to a loss of $38.2 million in the first half of 2024, driven by revenue and gross profit as described above. Loss per common share in the first half of 2025 was $0.28 compared to a loss per common share of $0.51 in the first half of 2024. Adjusted EBITDA in the first half of 2025 was $21.2 million, an increase compared to $10.8 million in the first half of 2024.

Liquidity and Balance Sheet

At June 30, 2025, the Company had total debt of $471.3 million and a cash, cash equivalents and restricted cash balance of $109.1 million. We have previously faced liquidity challenges, which raised substantial doubt about our ability to continue as a going concern. However, due to the actions taken or planned to be taken by management, we believe that it is probable that we will have sufficient capital to meet our operating, debt service and capital requirements for the required GAAP testing period.

Earnings Call Information

B&W plans to host a conference call and webcast on Monday, August 11, 2025 at 5 p.m. ET to discuss the Company's second quarter 2025 results. The listen-only audio of the conference call will be broadcast live via the Internet on B&W’s Investor Relations site. The dial-in number for participants in the U.S. is (833) 470-1428; the dial-in number for participants in Canada is (833) 950-0062; the dial-in number for participants in all other locations is (929) 526-1599. The conference ID for all participants is 248545. A replay of this conference call will remain accessible in the investor relations section of the Company’s website for a limited time.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally, also referred to in this release as “adjusted” financial measures, to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting its financial condition and results of operations than GAAP measures alone. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s related financial results prepared in accordance with GAAP.

Adjusted EBITDA on a consolidated basis is a non-GAAP metric defined as the sum of the Adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the Adjusted EBITDA presented is consistent with the way the Company's chief operating decision maker reviews the results of operations and makes strategic decisions about the business and is calculated as earnings before interest expense, tax, depreciation and amortization adjusted for items such as gains or losses arising from the sale of non-income producing assets, net pension benefits, restructuring costs, impairments, gains and losses on debt extinguishment, costs related to financial consulting, and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presents consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. In addition, the Company presents the non-GAAP financial measure of Adjusted EBITDA excluding BrightLoop and ClimateBright. Management believes this measure is useful to investors because of the increasing importance of BrightLoop and ClimateBright to the future growth of the Company. Management uses Adjusted EBITDA excluding BrightLoop and ClimateBright to assess the Company's performance independent of these technologies.

This release also presents certain targets for the Company's Adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense. Prior period results have been revised to conform with the revised definition and present separate reconciling items in our reconciliation, including business transition costs.

Bookings and Backlog

Bookings and backlog are our measure of remaining performance obligations under our sales contracts. It is possible that our methodology for determining bookings and backlog may not be comparable to methods used by other companies. Implied backlog and implied bookings include projects awarded or under contract but not fully released for performance.

We generally include expected revenue from contracts in our backlog when we receive written confirmation from our customers authorizing the performance of work and committing the customers to payment for work performed. Backlog may not be indicative of future operating results, and contracts in our backlog may be canceled, modified or otherwise altered by customers. Backlog can vary significantly from period to period, particularly when large new build projects or operations and maintenance contracts are booked because they may be fulfilled over multiple years. Because we operate globally, our backlog is also affected by changes in foreign currencies each period. We do not include orders of our unconsolidated joint ventures in backlog.

Bookings represent changes to the backlog. Bookings include additions from booking new business, subtractions from customer cancellations or modifications, changes in estimates of liquidated damages that affect selling price and revaluation of backlog denominated in foreign currency. We believe comparing bookings on a quarterly basis or for periods less than one year is less meaningful than for longer periods, and that shorter-term changes in bookings may not necessarily indicate a material trend.

Impacts of Market Conditions

Management continues to adapt to macroeconomic conditions, including the impacts from inflation, changing interest rates and foreign exchange rate volatility, current and potential tariff actions and geopolitical conflicts and global shipping and supply chain disruptions that continued to have an impact during the first six months of 2025. In certain instances, these situations have resulted in cost increases and delays or disruptions that have had, and could continue to have, an adverse impact on our ability to meet customers’ demands. We continue to actively monitor the impact of these market conditions on current and future periods and actively manage costs and our liquidity position to provide additional flexibility while still supporting our customers and their specific needs. The duration and scope of these conditions cannot be predicted, and therefore, any anticipated negative financial impact on our operating results cannot be reasonably estimated.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this release are forward-looking statements. These forward-looking statements include, without limitation, statements regarding expected demand and regulatory standards, and our pipeline, technology, and opportunities. You should not place undue reliance on these statements. Forward-looking statements include words such as “expect,” “intend,” “plan,” “likely,” “seek,” “believe,” “project,” “forecast,” “target,” “goal,” “potential,” “estimate,” “may,” “might,” “will,” “would,” “should,” “could,” “can,” “have,” “due,” “anticipate,” “assume,” “contemplate,” “continue” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events.

The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. These forward-looking statements are based on management's current expectations and involve a number of risks and uncertainties, including, but not limited to: that our financial condition raises substantial doubt as to our ability to continue as a going concern and we have entered into a number of amendments and waivers to our Debt Facilities; our need of additional financing to continue as a going concern; any negative reactions to the substantial doubt about our ability to continue as a going concern by our customers, suppliers, vendors, employees and other third parties; risks associated with contractual pricing in our industry; our relationships with customers, subcontractors and other third parties; our ability to comply with our contractual obligations; disruptions at our manufacturing facilities or a third-party manufacturing facility that we have engaged; the actions or failures of our co-venturers; our ability to implement our growth strategy, including through strategic acquisitions, which we may not successfully consummate or integrate; our evaluation of strategic alternatives for certain businesses and non-core assets may not result in a successful transaction; the risks of unexpected adjustments and cancellations in our backlog; professional liability, product liability, warranty and other claims; our ability to compete successfully against current and future competitors; our ability to develop and successfully market new products; the impacts of macroeconomic downturns, industry conditions and public health crises; the cyclical nature of the industries in which we operate; changes in the legislative and regulatory environment in which we operate; supply chain issues, including shortages of adequate components; failure to properly estimate customer demand; our ability to comply with the covenants in our debt agreements; our ability to improve our financial position or to obtain additional capital or refinance any of our debt in the future on commercially reasonable terms or at all; our ability to maintain adequate bonding and letter of credit capacity; impairment of goodwill or other indefinite-lived intangible assets; credit risk; disruptions in, or failures of, our information systems; our ability to comply with privacy and information security laws; our ability to protect our intellectual property and use the intellectual property that we license from third parties; risks related to our international operations, including fluctuations in the value of foreign currencies, current and future changes to global tariffs, sanctions and export controls that could harm our profitability; volatility in the price of our common stock; B. Riley's significant influence over us; changes in tax rates or tax law; our ability to use net operating loss and certain tax credits; our ability to maintain effective internal control over financial reporting; our ability to attract and retain skilled personnel and senior management; labor problems, including negotiations with labor unions and possible work stoppages; risks associated with our retirement benefit plans; natural disasters or other events beyond our control, such as war, armed conflicts or terrorist attacks; and the risks and uncertainties described under the heading "Risk Factors" in Part I, Item 1A of our Annual Report and Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management's current expectations and beliefs. While we believe that these assumptions underlying the forward-looking statements are reasonable, forward-looking statements are subject to uncertainties and factors relating to our operations and business environment that are difficult to predict and may be beyond our control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements.

About B&W Enterprises, Inc.
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

# # #

Investor Contact:	Media Contact:
Cameron Frymyer, Chief Financial Officer	Ryan Cornell, Public Relations Lead
Babcock & Wilcox Enterprises, Inc.	Babcock & Wilcox Enterprises, Inc.
330.860.6176 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Operations(1)

(In millions, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues	$144.1	$151.4	$299.9	$292.3
Costs and expenses:
Cost of operations	100.8	118.3	226.1	229.1
Selling, general and administrative expenses	34.0	36.6	63.0	65.2
Research and development costs	0.9	0.9	1.3	1.5
Impairment on long-lived assets	—	—	1.0	—
Loss on asset disposals, net	0.2	—	0.2	—
Total costs and expenses	135.9	155.9	291.5	295.7
Operating income (loss)	8.1	(4.4)	8.4	(3.5)
Other income (expense):
Interest expense	(11.0)	(12.0)	(22.0)	(24.0)
Interest income	0.5	0.2	0.8	0.3
Loss on debt extinguishment	—	(1.1)	—	(6.1)
Benefit plans, net	(0.8)	0.1	(1.6)	0.1
Foreign exchange	1.2	1.4	0.9	1.0
Other expense, net	(0.3)	—	(0.6)	(0.4)
Total other expense, net	(10.3)	(11.4)	(22.6)	(29.0)
Loss before income tax expense	(2.2)	(15.9)	(14.2)	(32.5)
Income tax expense	3.9	4.7	5.8	5.7
Loss from continuing operations	(6.1)	(20.5)	(20.1)	(38.2)
(Loss) income from discontinued operations, net of tax	(52.4)	46.0	(60.4)	46.7
Net (loss) income attributable to stockholders	(58.5)	25.4	(80.5)	8.6
Less: Dividend on Series A preferred stock	3.7	3.7	7.4	7.4
Net (loss) income attributable to stockholders of common stock	$(62.2)	$21.7	$(87.9)	$1.1

Basic (loss) earnings per share:
Continuing operations	$(0.10)	$(0.26)	$(0.28)	$(0.51)
Discontinued operations	(0.53)	0.50	(0.61)	0.52
Basic (loss) earnings per share	$(0.63)	$0.24	$(0.89)	$0.01

Diluted (loss) earnings per share:
Continuing operations	$(0.10)	$(0.26)	$(0.28)	$(0.51)
Discontinued operations	(0.53)	0.50	(0.61)	0.52
Diluted (loss) earnings per share	$(0.63)	$0.24	$(0.89)	$0.01

Shares used in the computation of (loss) earnings per share:
Basic	98.7	91.0	98.3	90.3
Diluted	98.7	91.2	98.3	90.3
(1) Figures may not be clerically accurate due to rounding

Exhibit 2
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Balance Sheets(1)

(In millions, except per share amount)	June 30, 2025	December 31, 2024
Cash and cash equivalents	$21.7	$23.4
Current restricted cash	77.1	94.2
Accounts receivable – trade, net	97.7	94.5
Contracts in progress	70.8	79.4
Inventories, net	65.7	64.8
Other current assets	24.5	23.6
Current assets held for sale	169.3	172.7
Total current assets	526.9	552.5
Net property, plant and equipment, and finance leases	63.6	60.9
Goodwill	53.4	51.4
Intangible assets, net	17.9	18.7
Right-of-use assets	16.1	16.9
Long-term restricted cash	10.2	10.0
Deferred tax assets	0.1	—
Other assets	15.3	16.5
Total assets	$703.5	$727.0

Accounts payable	$96.9	$92.1
Accrued employee benefits	5.0	3.8
Advance billings on contracts	59.1	57.8
Accrued warranty expense	2.6	2.7
Financing lease liabilities	1.8	1.6
Operating lease liabilities	3.0	3.2
Other accrued liabilities	34.6	28.7
Current senior notes	108.6	—
Current borrowings	127.2	125.1
Current liabilities held for sale	90.6	91.5
Total current liabilities	529.3	406.7
Senior notes, net of current portion	102.2	340.2
Senior notes due 2030	124.9	—
Borrowings, net of current portion	8.5	8.6
Pension and other postretirement benefit liabilities	185.9	192.7
Finance lease liabilities, net of current portion	27.7	28.5
Operating lease liabilities, net of current portion	13.0	13.8
Deferred tax liability	11.3	9.8
Other noncurrent liabilities	9.5	10.0
Total liabilities	1,012.2	1,010.2
Commitments and contingencies
Stockholders' deficit:
Preferred stock	0.1	0.1
Common stock	5.2	5.2
Capital in excess of par value	1,565.8	1,558.8
Treasury stock at cost	(115.5)	(115.5)
Accumulated deficit	(1,733.6)	(1,645.7)
Accumulated other comprehensive loss	(31.2)	(86.7)
Stockholders' deficit attributable to shareholders	(309.2)	(283.8)
Non-controlling interest	0.5	0.6
Total stockholders' deficit	(308.7)	(283.2)
Total liabilities and stockholders' deficit	$703.5	$727.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 3
Babcock & Wilcox Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows(1)

(In millions)	Six Months Ended June 30,
	2025	2024
Operating Activities:
Net loss from continuing operations	$(20.1)	$(38.2)
Net (loss) income from discontinued operations	(60.4)	46.7
Net (loss) income	(80.5)	8.6
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization of long-lived assets	4.8	9.5
Impairment of long-lived assets	9.9	—
Amortization of deferred financing costs and debt discount	2.3	2.5
Amortization of guaranty fee	0.1	1.4
Non-cash operating lease expense	3.4	3.7
Loss on debt extinguishment	—	6.1
Gain on sale of business	35.8	(40.2)
Loss on asset disposals	0.3	—
(Benefit from) provision for deferred income taxes	(0.5)	2.5
Prior service cost amortization for pension and postretirement plans	0.2	0.5
Stock-based compensation	1.5	2.7
Foreign exchange	(5.7)	0.8
Unrealized gain (loss) on securities	2.2	(0.2)
Bad dept expense	0.6	0.4
Changes in operating assets and liabilities:
Accounts receivable - trade, net	(2.6)	(3.9)
Contracts in progress	9.8	(17.4)
Other current and noncurrent assets	(3.0)	(11.2)
Advance billings on contracts	(1.1)	(15.0)
Inventories, net	(7.9)	0.5
Income taxes	—	4.6
Accounts payable	(0.9)	35.3
Accrued and other current liabilities	8.1	(12.0)
Accrued contract loss	(3.6)	(4.7)
Pension liabilities, accrued postretirement benefits and employee benefits	(6.9)	(2.4)
Other, net	(0.2)	0.9
Net cash used in operating activities	(33.8)	(26.7)

Investing Activities:
Purchase of property, plant and equipment	(7.1)	(8.0)
Proceeds from sale of business and assets, net	20.1	83.5
Purchases of securities	(4.7)	(3.2)
Sales and maturities of securities	2.3	3.7
Net cash provided by investing activities	10.6	76.0

Financing Activities:
Borrowings on loan payable	53.4	139.0
Repayments on loan payable	(46.6)	(43.2)
Finance lease payments	(0.8)	(0.7)
Payment of holdback funds from acquisition	—	(3.0)
Payment of preferred stock dividends	(3.7)	(7.4)
Issuance of common stock, net	5.5	2.0
Payment of non-controlling interest dividends	(0.1)	—
Debt issuance costs	(5.1)	(5.1)
Other, net	—	(0.1)
Net cash provided by financing activities	2.6	81.6
Effects of exchange rate changes on cash	0.3	(0.2)
Net (decrease) increase in cash, cash equivalents and restricted cash	(20.3)	130.7
Cash, cash equivalents and restricted cash at beginning of period	131.1	71.4
Cash, cash equivalents and restricted cash at end of period	$110.8	$202.1
(1) Figures may not be clerically accurate due to rounding.

Exhibit 4
Babcock & Wilcox Enterprises, Inc.
Segment Information (1)
(In millions)

SEGMENT RESULTS	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUES:
Babcock & Wilcox Thermal	$104.3	$107.3	$227.6	$202.9
Babcock & Wilcox Renewable	19.0	15.4	33.2	30.5
Babcock & Wilcox Environmental	20.8	28.7	39.1	58.9
Eliminations	—	—	—	(0.1)
	$144.1	$151.4	$299.9	$292.3

ADJUSTED EBITDA:
Babcock & Wilcox Thermal	$17.5	$9.9	$25.1	$18.5
Babcock & Wilcox Renewable	0.5	0.4	0.7	—
Babcock & Wilcox Environmental	2.3	1.7	4.1	2.3
Corporate	(5.2)	(4.0)	(8.6)	(10.0)
	$15.1	$8.0	$21.2	$10.8

AMORTIZATION EXPENSE:
Babcock & Wilcox Thermal	$1.0	$1.1	$2.2	$2.1
Babcock & Wilcox Renewable	0.1	0.1	0.2	0.1
Babcock & Wilcox Environmental	0.1	0.1	0.1	0.3
	$1.2	$1.3	$2.5	$2.6

DEPRECIATION EXPENSE:
Babcock & Wilcox Thermal	$0.8	$1.2	$1.8	$2.5
Babcock & Wilcox Renewable	0.1	0.2	0.1	0.3
Babcock & Wilcox Environmental	0.1	0.3	0.1	0.6
	$0.9	$1.7	$2.0	$3.4

BOOKINGS AND BACKLOG	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
BOOKINGS:
Babcock & Wilcox Thermal	$76	$92	$170	$180
Babcock & Wilcox Renewable	21	18	40	48
Babcock & Wilcox Environmental	18	26	27	37
Other/Eliminations	(1)	—	(2)	(3)
	$114	$136	$235	$262

	June 30,
BACKLOG:	2025	2024
Babcock & Wilcox Thermal	$346	$177
Babcock & Wilcox Renewable	34	20
Babcock & Wilcox Environmental	36	71
Other/Eliminations	3	12
	$418	$281
(1) Figures may not be clerically accurate due to rounding.

Exhibit 5
Babcock & Wilcox Enterprises, Inc.
Segment Disaggregation of Revenue (1)
(In millions)

SEGMENT RESULTS	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
REVENUES:
B&W Thermal segment
Parts	$49.6	$35.9	$99.6	$75.0
Projects	21.2	31.9	53.3	54.7
Construction	33.5	39.6	74.7	73.3
	$104.3	$107.3	$227.6	$202.9

B&W Renewable segment
Parts	$4.9	$4.5	$11.2	$10.6
Projects	5.7	5.5	11.8	11.5
Construction	8.4	5.4	10.3	8.5
	$19.0	$15.4	$33.2	$30.5

B&W Environmental segment
Parts	$10.3	$8.9	$21.2	$19.5
Projects	10.5	19.8	17.9	39.4
	$20.8	$28.7	$39.1	$58.9
Elimination of intersegment revenues	—	—	—	(0.1)
Total Revenue	$144.1	$151.4	$299.9	$292.3

Total Parts	$64.8	$49.3	$132.0	$105.1
Total Projects	$37.4	$57.2	$83.0	$105.6
Total Construction	$41.9	$45.0	$85.0	$81.8
(1) Figures may not be clerically accurate due to rounding.

Exhibit 6
Babcock & Wilcox Enterprises, Inc.
Reconciliation of Adjusted EBITDA (1)
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Loss from continuing operations	$(6.1)	$(20.5)	$(20.1)	$(38.2)
Interest expense	10.5	11.8	21.3	23.7
Income tax expense	3.9	4.7	5.8	5.7
Depreciation & amortization	2.1	2.9	4.5	6.0
EBITDA	10.4	(1.1)	11.5	(2.9)

Impairment on long-lived assets	—	—	1.0	—
Benefit plans, net	0.8	(0.1)	1.6	(0.1)
Loss on asset disposals, net	0.2	—	0.2	—
Stock compensation	0.8	1.3	1.5	2.7
Restructuring activities	—	0.1	0.1	1.0
Settlements and related legal costs	0.5	7.4	0.5	3.3
Loss on debt extinguishment	—	1.1	—	6.1
Foreign exchange	(1.2)	(1.4)	(0.9)	(1.0)
Financial advisory services	3.3	0.1	5.2	0.3
Other - net	0.4	0.7	0.6	1.3
Adjusted EBITDA	$15.1	$8.0	$21.2	$10.8
BrightLoopTM and ClimateBrightTM expenses	1.9	2.5	3.5	4.2
Adjusted EBITDA excluding BrightLoopTM and ClimateBrightTM expenses	$17.0	$10.5	$24.7	$15.0

(1) Figures may not be clerically accurate due to rounding.

Exhibit 7
Babcock & Wilcox Enterprises, Inc.
Other Non-GAAP Reconciliations (1)

(in millions)		Three months ended June 30, 2025
Revenue from Continuing Operations		$144.1
Diamond Power Revenue		29.6
Revenue from Continuing Operations and Diamond Power		$173.7

(in millions)		Three months ended June 30, 2025
Adjusted EBITDA		$15.1

Summary for Diamond Power Adjusted EBITDA:
Net income	6.3
Interest expense, net	0.1
Income tax expense	0.1
Depreciation and amortization	0.2
Foreign exchange	—
Benefit plan	(0.1)
Other	(0.1)
Diamond Power Adjusted EBITDA		6.5

Adjusted EBITDA with Diamond Power Adjusted EBITDA		$21.6
(1) Figures may not be clerically accurate due to rounding.